qw-503

DC OT
Cert of Designation

30478580002

CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK OF LIFEQUEST WORLD CORPORATION

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation) is LIFEQUEST WORLD CORPORATION.

2. The certificate of incorporation of the Corporation authorizes issuance of 50,000,000 shares of Preferred Shares with a one tenth of one cent ($.001) par value and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it, has adopted the following resolutions creating a Series B issue of Preferred Stock:

RESOLVED, that ten million (10,000,000) shares of the Preferred Stock (par value $.001 per share) are authorized to be issued by this Corporation pursuant to its certificate of incorporation or the laws of the state of Minnesota, and that there be and hereby is authorized and created a series of preferred stock, hereby designed as the Series B Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such certificate of incorporation and in addition thereto, those following:

(a) DESIGNATION. The Preferred Stock subject hereof shall be designated Series B Preferred Shares ("Series B Preferred Shares"). No other shares of Preferred Stock shall be designated as Series B Preferred Shares.

(b) DIVIDENDS. The holders of the Series B Preferred Shares shall not be entitled to receive dividends.

(c) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Shares against impairment.

(d) LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Shares shall not be entitled to receive preference upon liquidation in preference to the holders of common shares or any other class or series of preferred stock. Rather, the Series B Preferred Shares shall not be entitled to receive any distribution upon liquidation unless and until all shareholders of common stock shall have received full and fair liquidation.

(e) INVOLUNTARY LIQUIDATION. In the event of involuntary liquidation, the shares of this series shall not be entitled to the same amounts as in the event of voluntary liquidation.

(f) VOTING. As long as at least 500,000 shares of the Company's Series B Preferred shares remain outstanding, the separate consent of the holders of at least 51% of the outstanding Series B Preferred Shares shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series B Preferred stock, or (ii) increases or decreases the authorized number of Series B Preferred stock. On all other matters, the Series B Preferred shares shall entitle the holder thereof to such number of votes per share as shall equal ten (10) shares of Common Stock as of the record date for the determination of stockholders entitled to vote on or consent to such matters or, if no such record date is established, as of the date on which notice of such meeting is mailed or the date any written consent of stockholders is solicited. Except as required by law, the holders of shares of the Series B Preferred Shares and the common stock shall vote together as a single class on all matters. The holders of the Series B Preferred Shares shall not have the right to convert into Common Stock or any other series of preferred stock authorized or issued by the Corporation. Except as set forth in this Section, the holder of Series B Preferred Shares shall have no other rights.

(g) STATED VALUE. The shares of Series B Preferred shall have a stated value of $0.001 per share.

(h) OTHER PREFERENCES. The shares of the Series B Preferred shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the certificate of incorporation of the Corporation.

FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series B Preferred Shares and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation.

Signed on September 19, 2008.

By Unanimous Written Consent of the Board of Directors:

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED

OCT 15 2008

Mark Ritchie
Secretary of State

DIRECTORS:

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